Exhibit 99.1
Levitt Corporation Reports Financial Results
For the Fourth Quarter and Full Year, 2007
     FORT LAUDERDALE, FL — March 17, 2008 — Levitt Corporation (NYSE: LEV) today announced financial results for the fourth quarter and year ended December 31, 2007. For the fourth quarter 2007, Levitt Corporation (“Levitt” or “the Company”) reported a net loss of ($8.3) million, or ($0.09) per diluted share, compared with a net loss of ($10.7) million or ($0.53) per diluted share in the fourth quarter of 2006. For the full year ended December 31, 2007, Levitt reported a net loss of ($234.6) million, or ($6.00) per diluted share, compared to a net loss of ($9.2) million, or ($0.46) per diluted share, for the year ended December 31, 2006. The fourth quarter results include various expenses related to the bankruptcy of our homebuilding subsidiary, Levitt and Sons. The 2007 year end results includes impairment charges of $217.6 million related to the Levitt and Sons inventory of real estate compared to $36.8 million in 2006.
     “In 2007, the housing market experienced what many consider the worst downturn in decades,” commented Levitt Corporation‘s Chairman and Chief Executive Officer, Alan B. Levan. “The unprecedented sales declines, inventory oversupply and rising cancellations, together with Levitt and Sons’ unsuccessful efforts to renegotiate the terms of its outstanding debt, resulted in our decision to no longer financially support Levitt and Sons. We concluded that the decline in the housing market was so severe and prospects for any recovery in the near-term were so remote that without a restructuring of Levitt and Sons’ debt, there was no way for Levitt and Sons to sustain its operations. As a result, Levitt and Sons filed for bankruptcy protection in order to pursue an orderly dissolution and liquidation of its assets.
     “This decision, while unfortunate, was important to Levitt Corporation’s efforts to preserve its capital and the capital of its other subsidiaries. Levitt Corporation entered 2008 with shareholders’ equity of $261.1 million and unrestricted cash of $195.2 million. In addition to its cash position, Levitt Corporation’s ownership interest of approximately 9.5 million shares of the common stock of Bluegreen Corporation (NYSE: BXG) had an approximate market value of $68.4 million as of December 31, 2007. Levitt Corporation also owns Core Communities, its wholly-owned master-planned community subsidiary. Our goal moving forward is to utilize our capital and borrowing capacity to participate in investment and acquisition opportunities as they become available. It is often said that times of volatility and challenge are times which present the greatest opportunity. In 2008, we intend to pursue opportunities, both within and outside the real estate industry, using a combination of our cash on hand and third party equity and debt financing.
Land Division:
     “Core Communities (“Core”), our master-planned community subsidiary reported total revenue of $13.5 million for the fourth quarter of 2007 compared to $40.7 million during the comparable 2006 period. Core’s fourth quarter revenue includes the sale of approximately 38 acres generating $13.1 million with a margin of 50%.
     “While Tradition, Florida encompasses more than 8,200 total acres, including approximately 3,900 net saleable acres, plans include a 4.5-mile long employment corridor along I-95, educational and health care facilities, commercial properties, residential developments and other uses in a series of mixed-use parcels. Further, for some time Core has been focused on the development of a research park as part of this corridor. We are pleased to report that our 120 acre research park has become a reality and we have named it the Florida Center for Innovation at Tradition (“Florida Center for Innovation” or “FCI”). When completed, FCI will include nearly two million square feet of research and development space, and activities have already commenced including a 300 bed Martin Memorial Health Systems hospital, the new headquarters for the Torrey Pines Institute for Molecular Studies (TPIMS), and Mann Research Center’s plans to build a 400,000 square foot life sciences complex. Also, Oregon Health & Science University’s Vaccine and Gene Therapy Institute recently announced plans to locate a 120,000-square-foot facility within FCI.
     “Core’s fourth quarter results include the purchase by Mann Research Center of a 22.4 acre parcel within FCI, and the sale of a 14.5 acre parcel for the development of a Homewood Suites by Hilton®. Construction of the 111 suite Homewood Suites by Hilton® is slated to begin in spring 2008, with a targeted opening of spring 2009. Future plans include an additional 200 room hotel that would feature banquet and meeting space.
     “The recently opened Landing at Tradition, Core’s approximate 600,000 square foot, 80 acre retail power center, welcomed holiday shoppers to more than 30 nationally branded retail stores including Target, Babies “R” Us, Bed Bath & Beyond, LA Fitness, Michaels, Office Max, Old Navy, PetSmart, Pier 1 Imports, The Sports Authority and TJ Maxx, all of which are opening their first stores in St. Lucie County. Further, Tradition Square, Core’s 112,000 square foot mixed-use development, which serves as the town center for Tradition Florida, is fully leased.

     “As part of Core’s business plan, Core is actively marketing its income producing commercial assets in Florida, which includes the Landing at Tradition and Tradition Square. This is in addition to the continued marketing of commercial land parcels to users and third party developers.
     “Tradition South Carolina, the 5,400 acre community, officially changed its name to “Tradition Hilton Head” in November 2007, in an effort to better communicate to potential homebuyers its close proximity to Hilton Head Island.
     “In the fourth quarter, the HGTV lifestyle network announced plans to build its first ‘green’ home in Tradition Hilton Head. During the HGTV Green Home Giveaway 2008sm, viewers nationwide can enter to win the home and prize package valued at approximately $850,000. The over 2,000 square foot, fully furnished, three bedroom, two and a half bath home features both construction and design elements that are known to contribute to an energy efficient, cleaner and even healthier living environment. The home will be featured in the HGTV Green Home 2008 special and marketed in multiple media outlets by HGTV showcasing the green home and Tradition Hilton Head. Additional information can be obtained at www.hgtv.com/greenhome.
     “Core Communities’ third party backlog at December 31, 2007 consisted of contracts for the sale of 259 acres with a sales value of $77.9 million, compared with contracts for the sale of 74 acres with a sales value of $21.1 million at December 31, 2006.”
     “Total SG&A expenses at Core Communities increased to $5.8 million during the fourth quarter of 2007 from $4.4 million for the comparable 2006 period. This increase reflects additional employees associated with supporting expansion into the South Carolina market and increasing activity in commercial leasing operations as well as increased marketing and advertising expenditures designed to attract buyers in Florida and establish a market presence in South Carolina.
Bluegreen Corporation:
     “As previously discussed, Levitt Corporation holds an approximate 31% ownership interest (approximately 9.5 million shares of common stock) in Bluegreen Corporation (NYSE: BXG). Levitt Corporation’s Chairman and Vice Chairman also serve as Chairman and Vice Chairman of Bluegreen Corporation.

     “For the fourth quarter of 2007, Bluegreen Corporation reported net income of $8.5 million, or $0.27 per diluted share, up from $1.8 million or $0.06 per diluted share in the comparable period of 2006. Total sales in the fourth quarter of 2007 rose 7.6% to $136.6 million, up from $126.9 million in the same period last year. This increase was attributable to record vacation ownership (“Resorts”) sales and higher homesite (“Bluegreen Communities”) sales. For the full year ended December 31, 2007, Bluegreen Corporation reported net income of $31.9 million, or $1.02 per diluted share, up from net income of $29.8 million, or $0.96 per diluted share, in the comparable twelve months of 2006. For the full year 2007, total sales increased 3.5% to $582.8 million from total sales of $563.1 million in 2006, and Resorts sales rose 13.6% to $453.5 million, up from $399.1 million in the comparable 2006 period. Bluegreen Communities sales during 2007 were $129.2 million, a decrease from sales of $164.0 million during 2006. As of December 31, 2007, Bluegreen Corporation’s book value was $12.34 per share.
     “Based on Levitt Corporation’s ownership interest of Bluegreen Corporation, income was $2.8 million for the fourth quarter of 2007, versus $0.7 million in the corresponding 2006 period. For the full year ended December 31, 2007, income was $10.3 million, versus $9.7 million for the year ended December 31, 2006.”
     “Bluegreen recently announced its intention to pursue a rights offering to its shareholders of up to $100 million of its common stock. Bluegreen intends to file a registration statement relating to the rights offering in March 2008. We own approximately 31% of Bluegreen’s outstanding common stock and we currently intend to participate in this rights offering and to support the efforts of Bluegreen’s management to maximize shareholder value through organic and acquisition-driven growth initiatives and then exploring strategic alternatives.
Other Operations:
     “SG&A expense for the fourth quarter of 2007 increased to $10.6 million as compared to $7.8 million for the same 2006 period. The increase was attributable in part to increased restructuring related expenses as a result of terminations during 2007 and included severance paid to Levitt Corporation employees and additional commitments made by Levitt Corporation to terminated Levitt and Sons employees to supplement the limited termination benefits granted by Levitt and Sons. Restructuring expenses also included facilities expenses related to the termination of agreements in place for various equipment, sites and services that no longer provide an economic benefit to the Company. In addition to the restructuring expenses, professional services expense increased in 2007 related to securities filings and the Levitt and Sons bankruptcy filing. Partially offsetting these increases were decreases in compensation and benefits expense related to stock-based compensation and incentive compensation due to the decrease in headcount during 2007 and decreased employee recruitment costs.

Homebuilding Division:
     “Levitt Corporation deconsolidated Levitt and Sons as of November 9, 2007, eliminating all future operations of Levitt and Sons from the financial results of Levitt Corporation, and records any remaining investment in Levitt and Sons, net of any outstanding advances due from Levitt and Sons, as a cost method investment. Under cost method accounting, income will only be recognized to the extent of cash received in the future or when the Company is discharged from the bankruptcy, at which time, any loss in excess of the investment in subsidiary can be recognized into income” Levan concluded.
Levitt Corporation Selected Financial Data (Consolidated)
Fourth Quarter, 2007 Compared to Fourth Quarter, 2006
•	Total cash and cash equivalent of $195.2 million vs. $48.4 million

•	Total revenues of $21.3 million vs. $180.9 million

•	Net loss of ($8.3) million vs. ($10.7) million

•	Diluted loss per share of ($0.09) vs. ($0.53)

•	SG&A as a percent of total revenue was 90% vs. 17%

•	Land Division third party backlog (value) of $77.9 million vs. $21.1 million
Year-to-date, 2007 Compared to Year-to-date, 2006 (Consolidated)
•	Total revenues of $415.9 million vs. $573.6 million

•	Net loss of ($234.6) million vs. ($9.2) million

•	Diluted loss per share of ($6.00) vs. ($0.46)
Year-end Summary (Consolidated)
(As of December 31, 2007)

•	Total Cash and cash equivalents:	$195,181,000

•	Total Assets:	$712,851,000

•	Debt	$274,820,000

•	Shareholders’ Equity:	$261,106,000

•	Shares Outstanding:	96,260,000

•	Book Value per share:	$2.71
Book value per share is calculated as shareholders’ equity divided by the total number of shares outstanding as of December 31, 2007.

     Levitt Corporation’s fourth quarter 2007 earnings results press release and financial summary will be available on its website: www.LevittCorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
About Levitt Corporation:
Levitt Corporation, (NYSE: LEV) directly and through its wholly owned subsidiaries, historically has been a real estate development company. Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is TraditionTM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, TraditionTM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of TraditionTM Hilton Head, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.CoreCommunities.com

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Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, SVP, Investor Relations Officer
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained or incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seek” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to Levitt Corporation. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements including: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate in the areas where the Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory; the risk that the value of the property held by Core Communities may decline, including as a result of a sustained downturn in the residential real estate and homebuilding industries; the impact of market conditions for commercial property and whether the factors negatively impacting the homebuilding and residential real estate industries will impact the market for commercial property; the risk that the development of parcels and master-planned communities will not be completed as anticipated; continued declines in the estimated fair value of our real estate inventory and the potential for write-downs or impairment charges; the effects of increases in interest rates and availability of credit to buyers of our inventory; accelerated principal payments of our debt obligations due to re-margining of curtailment payment requirements; the ability to obtain financing and to renew existing credit facilities on acceptable terms, if at all; the Company’s ability to access additional capital on acceptable terms, if at all; the risks and uncertainties inherent in bankruptcy proceedings and the inability to predict the effect of Levitt and Sons’ reorganization and/or liquidation process on Levitt Corporation and its results of operation and financial condition; the risk that creditors of Levitt and Sons may be successful in asserting claims against Levitt Corporation and the risk that any of Levitt Corporation’s assets may become subject to or included in Levitt and Sons’ bankruptcy case; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond the Company’s control and the Company cautions that the foregoing factors are not exclusive. Additional information concerning the potential risk factors that could affect the Company’s future performance are described in the Company’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.LevittCorporation.com. Further, Levitt Corporation and its subsidiaries have no affiliation in any way with the HGTV website and are not responsible for its content.
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